Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors
Symwave, Inc.

We hereby consent to the use, in the Current Report on Form 8-K/A of Standard Microsystems Corporation of our report dated February 7, 2011 relating to the consolidated balance sheets of Symwave Inc. and subsidiary as of September 30, 2010 (unaudited) and December 31, 2009 and 2008 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the periods then ended.

/s/ Hutchinson and Bloodgood LLP

San Diego, California
February 7, 2011